                                                                   EXHIBIT 10.94


                            STOCK PURCHASE AGREEMENT

                          EFFECTIVE AS OF APRIL 1, 1999

                                  BY AND AMONG

                       MEDICIS PHARMACEUTICAL CORPORATION
                                    AS BUYER

                              UCYCLYD PHARMA, INC.
                                 AS THE COMPANY

                                       AND

                                 SYED E. ABIDI,

                                WILLIAM BRUSILOW,

                               SUSAN E. BRUSILOW,
                                       AND
                                NORBERT L. WIECH
                                   AS SELLERS

                                TABLE OF CONTENTS
                                                                            PAGE

ARTICLE I     DEFINITIONS.................................................     1
ARTICLE II    SALE AND TRANSFER OF SHARES; CLOSING........................     7
     2.1.     Shares......................................................     7
     2.2.     Purchase Price..............................................     7
     2.3.     Closing.....................................................     8
     2.4.     Closing Obligations.........................................     9
ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     9
     3.1.     Organization and Good Standing..............................     9
     3.2.     Authority; No Conflict......................................    10
     3.3.     Capitalization..............................................    10
     3.4.     Financial Statements........................................    11
     3.5.     Compliance with Legal Requirements; Food and
                Drug Administration.......................................    11
     3.6.     Books and Records...........................................    14
     3.7.     Title to Properties; Encumbrances...........................    14
     3.8.     Condition and Sufficiency of Assets.........................    14
     3.9.     Accounts Receivable.........................................    14
     3.10.    Inventory...................................................    14
     3.11.    No Undisclosed Liabilities..................................    15
     3.12.    Taxes.......................................................    15
     3.13.    No Material Adverse Change..................................    16
     3.14.    Employee Benefits...........................................    17
     3.15.    Compliance with Legal Requirements; Governmental
                Authorizations............................................    18
     3.16.    Legal Proceedings; Orders...................................    19
     3.17.    Absence of Certain Changes and Events.......................    20
     3.18.    Contracts; No Defaults......................................    21
     3.19.    Insurance...................................................    22
     3.20.    Environmental Matters.......................................    24
     3.21.    Employees...................................................    24
     3.22.    Labor Relations; Compliance.................................    25
     3.23.    Intellectual Property.......................................    25
     3.24.    Certain Payments............................................    26
     3.25.    Disclosure..................................................    26
     3.26.    Brokers or Finders..........................................    26
ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF BUYER.....................    26
     4.1.     Organization and Good Standing..............................    27
     4.2.     Authority; No Conflict......................................    27
     4.3.     Investment Intent...........................................    27
     4.4.     Certain Proceedings.........................................    27
     4.5.     Brokers or Finders..........................................    27


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
ARTICLE V     COVENANTS OF BUYER..........................................    28
     5.1.     FDA Drug Filing.............................................    28
     5.2.     Raw Material Supply.........................................    28
     5.3.     Post-Closing Filings........................................    28
ARTICLE VI    INDEMNIFICATION; REMEDIES...................................    29
     6.1.     Survival; Right to Indemnification..........................    29
     6.2.     Indemnification and Payment of Damages by Sellers...........    29
     6.3.     Indemnification and Payment of Damages by Buyer.............    29
     6.4.     Procedures for Indemnification -- Third Party Claims........    30
     6.5.     Procedure for Indemnification -- Other Claims...............    31
     6.6.     Right of Set-Off............................................    31
     6.7.     Limitation..................................................    31
     6.8.     Maximum Liability...........................................    31
ARTICLE VII   GENERAL PROVISIONS..........................................    32
     7.1.     Expenses....................................................    32
     7.2.     Public Announcements........................................    32
     7.3.     Confidentiality.............................................    32
     7.4.     Notices.....................................................    32
     7.5.     Dispute Resolution..........................................    34
     7.6.     Further Assurances..........................................    36
     7.7.     Waiver......................................................    36
     7.8.     Entire Agreement and Modification...........................    36
     7.9.     Assignments, Successors, and No Third-Party Rights..........    37
     7.10.    Severability................................................    37
     7.11.    Article and Section Headings, Construction..................    37
     7.12.    Time of Essence.............................................    37
     7.13.    Governing Law...............................................    37
     7.14.    Counterparts................................................    37


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
                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made effective as of April 1, 1999, by and among MEDICIS PHARMACEUTICAL CORPORATION, a Delaware corporation ("BUYER"), UCYCLYD PHARMA, INC., a Maryland corporation (the "COMPANY"), and SYED E. ABIDI, an individual resident in Maryland, WILLIAM BRUSILOW, an individual resident in Michigan, SUSAN E. BRUSILOW, an individual resident in Maryland, and NORBERT L. WIECH, an individual resident in Maryland, (Syed E. Abidi, William Brusilow, Susan E. Brusilow, and Norbert L. Wiech, collectively, "SELLERS").

                                     RECITAL

         Sellers own and desire to sell all of the issued and outstanding shares of common stock (the "SHARES") of the Company.

         Each of the Sellers owns and desires to sell one hundred (100) shares of common stock of the Company, which constitute all of the shares of stock of the Company owned by such Seller and, in the aggregate, constitute all of the issued and outstanding shares of stock of the Company.

         Buyer desires to purchase the Shares for the consideration and on the terms set forth in this Agreement.

         The parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "ACCOUNTS RECEIVABLE"-- as defined in Section 3.9.

         "APPLICABLE CONTRACT"-- any Contract listed or required to be listed in the Disclosure Letter.

         "AFFILIATE"-- any Person who, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used in this Agreement, the term "Control," whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and Control will be presumed to exist, with respect to any Person, where any other Person of which the securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) is owned, Controlled or held, directly or indirectly, by such Person.

         "ARTICLES"-- the articles of incorporation of the Company.

         "BALANCE SHEET"-- as defined in Section 3.4.

         "BREACH"-- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) has been made in writing to the Company or, to Company's Knowledge otherwise communicated, to the Company that there has occurred a material breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         "BUSINESS DAY"-- any day other than a Saturday, Sunday, or public holiday under the laws of Arizona.

         "BUYER"-- as defined in the first paragraph of this Agreement.

         "BUYER'S CLOSING DOCUMENTS"-- as defined in Section 4.2(a).

         "BY-LAWS"-- the by-laws of the Company.

         "CHANGE OF CONTROL"-- any (a) merger, reorganization, recapitalization, consolidation, share exchange, business combination, liquidation, dissolution or other similar transaction involving Buyer pursuant to which Buyer is not the surviving entity; (b) sale, lease, exchange, transfer or other disposition (other than to an Affiliate of Buyer) of all or substantially all of the assets of Buyer, other than inventory disposed of in the ordinary course; or (c) sale, lease, exchange, transfer or other disposition (other than to an Affiliate of Buyer) of all or substantially all of the assets of the Company or a controlling interest in the stock of the Company (other than to an Affiliate of the Buyer).

         "CLOSING"-- as defined in Section 2.3.

         "CLOSING DATE"-- the date and time as of which the Closing actually takes place.

         "COLLECTIVE BARGAINING AGREEMENT"-- any agreement entered into between Company and an employee union that regulates the terms of employment.

         "COMPANY"-- as defined in the first paragraph of this Agreement.

         "COMPANY PLAN"-- all Plans of which the Company is or was a Plan Sponsor, or to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "COMPANY'S KNOWLEDGE"-- the actual knowledge as of the date that a specific representation or warranty is made or deemed made, after good faith inquiry, of any Seller or Key Employee.


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
         "CONSENT"-- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONFIDENTIALITY AGREEMENT"-- as defined in Section 2.4(a)(iii).

         "CONTRACT"-- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound, in each case to which the Company is a party, or, to Company's Knowledge, exists.

         "DAMAGES"-- as defined in Section 6.2.

         "DISCLOSURE LETTER"-- the disclosure letter delivered by the Company and Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "DRUG FILING PROCESS"-- as defined in Section 5.1.

         "ENCUMBRANCE"-- any mortgage, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind.

         "ENVIRONMENT"-- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"-- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law.

         "ENVIRONMENTAL LAW"-- any Legal Requirement, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the Environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Hazardous Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges, migration, or releases of Hazardous Materials or (d) regulation of the manufacture, use or introduction into commerce of Hazardous Materials including their manufacture, formulation, packaging, labeling, distribution, generation, transportation, handling, treatment, storage or disposal. Without limitation, "Environmental Law" shall also include (a) any Government Authorization issued pursuant to any Environmental Law and the terms and conditions thereof and (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., and any similar or implementing state law, and all amendments, rules, regulations and guidance documents promulgated thereunder.

         "ESCROW AGREEMENT"-- escrow agreement to be entered into by Buyer, the Sellers and an escrow agent, in the form of Exhibit 6.6, subject only to the comments, if any, of the escrow agent as to its rights and obligations thereunder.

         "ERISA"-- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FDA"-- the United States Food and Drug Administration.

         "FDCA"-- as defined in Section 3.5(b)(ii).

         "FACILITIES"-- any real property or leaseholds currently or formerly owned or operated by the Company.

         "GAAP"-- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "GOOD MANUFACTURING PRACTICES"-- manufacturing practices that comply with the rules established by the FDA (as encompassed in the U.S. Code of Federal Regulations) governing the manufacturing, processing, packing or holding of drugs.

         "GOVERNMENTAL AUTHORIZATION"-- any approval, consent, license, permit, certification, registration or other authorization issued or waiver granted by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"-- any:

                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

                  (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS ACTIVITY"-- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "HAZARDOUS MATERIALS"-- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials, radon and urea-formaldehyde.

         "INDEMNIFIED PERSONS"-- as defined in Section 6.2.

         "INTELLECTUAL PROPERTY ASSETS"-- as defined in Section 3.23.

         "INTERIM BALANCE SHEET"-- as defined in Section 3.4.

         "IRC"-- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"-- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "IV DRUG" -- the intravenous form of sodium benzoate/sodium phenylacetate sold by the Company which is currently under an Investigational New Drug Status from the FDA.

         "KEY EMPLOYEE"-- an employee listed in Section 2.4(a)(iii).

         "LEGAL REQUIREMENT"-- any material federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, statute, or treaty.

         "MULTI-EMPLOYER PLAN"-- has the meaning given in ERISA Section
3(37)(A).

         "NEW DRUG APPLICATION"-- the application required, by 21 U.S.C. Section 355, to be submitted to the FDA for introduction or delivery of a new drug in accordance with the procedures set forth in 21 C.F.R. Section 314.50.

         "NONCOMPETITION AGREEMENTS"-- as defined in Section 2.4(a)(ii).

         "NOTES"-- as defined in Section 2.2(a).

         "OCCUPATIONAL SAFETY AND HEALTH LAW"-- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "ORDER"-- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator, in all cases, having jurisdiction.

         "OTHER BENEFIT OBLIGATIONS"-- all obligations to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC
Section 132.

         "PBGC"-- the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PENSION PLAN"-- has the meaning given in ERISA Section 3(2)(A).

         "PERSON"-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLAN"-- has the meaning given in ERISA Section 3(3).

         "PLAN SPONSOR"-- has the meaning given in ERISA Section 3(16)(B).

         "PROCEEDING"-- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROPRIETARY RIGHTS AGREEMENT"-- as defined in Section 3.21.

         "PURCHASE PRICE"-- as defined in Section 2.2.

         "QUALIFIED PLAN"-- any Plan that meets or purports to meet the requirements of IRC Section 401(a).

         "REPRESENTATIVE"-- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SALE OF IV DRUG"-- any sale, license, lease, exchange, transfer or other disposition (other than to an Affiliate of Buyer) of the rights relating to the IV Drug purchased by Buyer pursuant to this Agreement.

         "SECTION 338(h)(10) ELECTION"-- as defined in Section 3.12(f)(i).

         "SECURITIES ACT"-- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLERS"-- as defined in the first paragraph of this Agreement.

         "SHARES"-- as defined in the Recitals of this Agreement.

         "TAX"-- any tax, deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, deficiency, or fee.

         "TAX RETURN"-- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREATENED"-- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any written notice has been given, or to Company's Knowledge any demand or statement has otherwise been made or to Company's Knowledge, any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "TITLE IV PLANS"-- all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multi-Employer Plans.

         "TRANSACTION DOCUMENTS"-- this Agreement and the Noncompetition Agreements.

         "WELFARE PLAN"-- has the meaning given in ERISA Section 3(1).

                                   ARTICLE II
                      SALE AND TRANSFER OF SHARES; CLOSING

         2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers. Each of the Sellers owns, and will sell and transfer to Buyer, and Buyer will purchase, the number of shares of common stock of the Company as follows:

Name                                                           Number of Shares
----                                                           ----------------
Syed E. Abidi                                                        100
William Brusilow                                                     100
Susan E. Brusilow                                                    100
Norbert L. Wiech                                                     100

         2.2 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Shares shall be the aggregate amount of Twenty Three Million Five Hundred Thousand Dollars ($23,500,000) and will be paid as follows:


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
         (a) Thirty Seven Thousand Seven Hundred Fifty Dollars ($37,750) per Share (an aggregate of Fifteen Million One Hundred Thousand Dollars ($15,100,000)) at the Closing in the form of one or more promissory notes in the form of Exhibit 2.2(a) (the "NOTES");

         (b) Six Thousand Seven Hundred Fifty Dollars ($6,750) per Share (an aggregate of Two Million Seven Hundred Thousand Dollars ($2,700,000)) within fifteen (15) days after the receipt by the Company of regulatory approval of the IV Drug by the FDA or as otherwise provided in Section 5.1;

         (c) Fourteen Thousand Two Hundred Fifty Dollars ($14,250) per Share (an aggregate of Five Million Seven Hundred Thousand Dollars ($5,700,000), on the first anniversary of the Closing Date, provided that the Company has had an uninterrupted supply of Buphenyl (the "DRUG"). For purposes of this Agreement the term "uninterrupted supply of the Drug" shall mean that (i) Company has received not less than 1,100 kilograms of sodium phenylbutyrate in its raw material form by the one year anniversary of the Closing Date and such raw materials (or an adequate portion thereof) are produced and supplied in accordance with all NDA approved specifications in effect on the Closing Date or
(ii) Company is able to maintain in its inventory at all times not less than a three month useable supply of the Drug based on usage levels as of the Closing Date.

         (d) A Purchase Price payment contained in this Section 2.2 may be withheld by Buyer pursuant to the procedures set forth in Section 6.6 and the Escrow Agreement in the event that any indemnification claim has been made by Buyer against any Seller or Sellers in accordance with Article VI when such payment becomes due. Such indemnification claim shall be resolved in accordance with the dispute resolution procedures set forth in this Agreement.

         (e) Except as provided in Section 2.2(d), in the event Buyer fails to make the payment due and payable pursuant to Section 2.2(c) within fifteen (15) days of the due date thereof, all amounts payable pursuant to Section 2.2(b) shall become immediately due and payable.

         (f) Notwithstanding anything to the contrary contained in this Section 2.2, in the event of a Change of Control, all amounts payable pursuant to
Section 2.2 shall become immediately due and payable.

         (g) Notwithstanding anything to the contrary contained in this Section 2.2, in the event that at any time there is a Sale of the IV Drug or there is a change in the formulation of the IV Drug that would substantially and adversely affect the timing of the payments to be made pursuant to Section 2.2(b), all amounts payable pursuant to Section 2.2(b) shall become immediately due and payable.

         (h) No portion of the Purchase Price is intended as compensation for the undertakings of the parties under the Noncompetition Agreements.

         2.3 CLOSING. The purchase and sale (the "CLOSING") provided for in this Agreement will take place at the offices of Buyer's counsel on Monday, at 10:00 a.m. (local time) on April 12, 1999, or at such other time and place as the parties may agree.


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
         2.4 CLOSING OBLIGATIONS. At the Closing:

         (a) Sellers will deliver to Buyer:

         (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

         (ii) four noncompetition agreements in the form of Exhibit 2.4(a)(ii), one executed by each of the Sellers (collectively, the "NONCOMPETITION AGREEMENTS"); and

         (iii) two confidentiality agreements, including terms of continued employment with the Company following the Closing, in the form of Exhibit 2.4(a)(iii), one executed by each Key Employee, namely Chris Wiech and Maureen Varnes (collectively, the "CONFIDENTIALITY AGREEMENTS").

         (b) Buyer will deliver to Sellers:

         (i) a Note in the following principal amounts payable to the order of each of the Sellers, respectively, as follows:

                        $3,775,000 to Syed E. Abidi;

                        $3,775,000 to William Brusilow;

                        $3,775,000 to Susan E. Brusilow; and

                        $3,775,000 to Norbert L. Wiech; and

         (ii) the Noncompetition Agreements and the Confidentiality Agreements.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer as follows which representations and warranties shall be deemed to be made as of and speak as of the Closing Date:

         3.1 ORGANIZATION AND GOOD STANDING.

         (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Buyer has been provided copies of the Articles, the By-laws, and certificates evidencing qualification to do business in the jurisdictions set forth in Part 3.1 of the Disclosure Letter, as currently in effect.

         3.2 AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of the Company and Sellers, enforceable against the Company and Sellers in accordance with its terms. Upon the execution and delivery of the Transaction Documents, the Transaction Documents will constitute the legal, valid, and binding obligations of the Company and Sellers, respectively, enforceable against such parties in accordance with their respective terms.

         (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by the Transaction Documents will (with or without notice or lapse of time):

                  (i) conflict with or result in a violation of (A) any provision of the Articles or By-laws of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                  (ii) to Company's Knowledge, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, or the Shares may be subject;

                  (iii) conflict with, or result in a violation of any of the terms or requirements of, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                  (iv) result in a violation or breach of any provision of, or to Company's Knowledge give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                  (v) result in the creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

         (c) Except as set forth in Part 3.2 of the Disclosure Letter, the Sellers and the Company will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by the Transaction Documents.

         3.3 CAPITALIZATION. The authorized equity securities of the Company consist of five thousand (5,000) shares of common stock, with no par value per share, of which four hundred (400) shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares free and clear of all Encumbrances as follows:


Name                                                             Number of Shares
----                                                             ----------------
Syed E. Abidi                                                          100
William Brusilow                                                       100
Susan E. Brusilow                                                      100
Norbert L. Wiech                                                       100

No legend or other reference to any purported Encumbrance appears on any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, and does not have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer: (a) balance sheets of the Company as at December 31 in each of the years 1996 and 1997 and the related statements of income and cash flow for each of the fiscal years then ended, and (b) a balance sheet of the Company as at December 31, 1998 (including the notes thereto, the "BALANCE SHEET"), and the related statements of income and cash flow for the fiscal year then ended, together with the compilation report thereon of Glass, Jacobson & Associates, PA, independent Certified Public Accountants, including in each case the notes thereto and (c) a balance sheet of the Company as of March 31, 1999 (the "INTERIM BALANCE SHEET"). Subject to the limitations expressed in the accompanying reports of such accountants and, with regard to the Interim Balance Sheet subject to normal year-end adjustments, such financial statements and notes fairly present in all material respects the financial condition and the results of operations and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods. No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

         3.5 COMPLIANCE WITH LEGAL REQUIREMENTS; FOOD AND DRUG ADMINISTRATION.

         (a) Part 3.5 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in
Part 3.5 of the Disclosure Letter is valid and in full force and effect.

         (b) Except as set forth in Part 3.5 of the Disclosure Letter:

         (i) the Company has obtained all Governmental Authorizations required by the FDA to permit the Company to lawfully manufacture, market and export products in the manner that it currently conducts and operates its business operations and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets. These include:

                  (A) approval by the FDA of a New Drug Application for Buphenyl (sodium phenylbutyrate) in tablet dosage form (NDA 20-572) dated May 13, 1996;

                  (B) approval by the FDA of a New Drug Application for Buphenyl (sodium phenylbutyrate) in powder dosage form (NDA 20-573) dated April 30, 1996;

                  (C) a grant of orphan drug status to sodium phenylbutyrate in powder and tablet dosage form, number 93-778 dated 11/22/93; and

                  (D) the Company's acknowledgement of transfer of responsibility dated January 25, 1996 relating to the investigational new drug application (IND) for the intravenous administration of sodium benzoate/sodium phenylacetate, IND 17-123, and certain supplements thereto.

         (ii) the Company is, and at all times since April 30, 1996 has been, in compliance in all material respects with each Legal Requirement of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 201 et seq., ("FDCA") and the regulations of the FDA, for holders of New Drug Applications that is, or was, applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. These include, but are not limited to, the following:

                  (A) all product-specific, post-approval study requirements known as the "Phase IV Commitments" for the New Drug Application approvals of Buphenyl have been met, discharged, or otherwise lifted by FDA;

                  (B) the Company and to the Company's Knowledge, its contract manufacturers have complied in all material respects with all requirements regarding registration as drug manufacturing establishments. All documents necessary to update or renew such registration by the Company have been filed with the FDA;

                  (C) the Company and to the Company's Knowledge, its contract manufacturers have complied in all material respects with all requirements regarding listing of all drug products that it manufactures, sells or distributes, including process validations.

                           All documents necessary to update or renew such listing by the Company have been filed with the FDA;

                  (D) the Company and to the Company's Knowledge, its contract manufacturers have complied in all material respects with all requirements regarding the labeling and distribution of its products, including but not limited to submission of sample labels and promotional materials to the FDA for review, and revision of labeling at the direction of the FDA;

                  (E) the Company and its contract manufacturers are in compliance in all material respects with all FDA requirements for current Good Manufacturing Practices. Production and distribution can continue without interruption upon Closing; and

                  (F) the Company has been inspected by the FDA. No outstanding matters remain to be corrected from the most recent FDA inspection of the Company.

            (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation of, or a failure to comply with, any Legal Requirement of the FDCA, regulations of the FDA, by the Company, or to the Company's Knowledge its contract manufacturers or their successors, (B) may give rise to any obligation on the part of the Company, or to the Company's Knowledge its contract manufacturers or their successors to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or (C) may result directly or indirectly in the revocation, withdrawal, suspension, compliance action, cancellation, or termination of, or any modification to, any FDA or other Governmental Authorization listed or required to be listed in this part or in Part 3.15 of the Disclosure Letter;

            (iv) the Company and to Company's Knowledge, its contract manufacturers, have not received any notice or other communication (whether oral or written) from FDA or any Governmental Body or any other Person regarding any actual, proposed, possible, or potential revocation, withdrawal, suspension, compliance action, cancellation, termination of, or modification to any Governmental Authorization;

            (v) the Company and the Sellers will cooperate in any necessary notification to the FDA of any change in ownership resulting from the execution and consummation of this Agreement; and

            (vi) to the Company's Knowledge, there is no reason why the Governmental Authorizations it has obtained from FDA will not be reissued or transferred in the ordinary course if required as a result of the execution and consummation of this Agreement.

         (c) Notwithstanding anything to the contrary contained in this Agreement, no representations or warranties whatsoever are made regarding the Drug Filing Process and the Company's rights in and to the Drug Filing Process, and the status thereof shall be deemed received on an "AS IS, WHERE IS" basis; provided, however, that nothing in this
Section 3.5(c) shall be interpreted to limit the representations and warranties regarding the IV Drug contained in this Agreement other than as set forth in this Section 3.5(c).

         3.6 BOOKS AND RECORDS. The shareholder and board of director minutes and stock records which have been made available to Buyer, have been maintained by the Company in accordance with sound business practices and are complete and correct. At the Closing, all of those minutes and records will be in the possession of the Company.

         3.7 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.7 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. The Company owns all the assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.7 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the ordinary course of business), and all of the assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice), which subsequently purchased or acquired assets (other than inventory and short-term investments) are listed in Part 3.7 of the Disclosure Letter. All material assets reflected in the Balance Sheet and Interim Balance Sheet are free and clear of all Encumbrances.

         3.8 CONDITION AND SUFFICIENCY OF ASSETS. The equipment of the Company is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put.

         3.9 ACCOUNTS RECEIVABLE. All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of a two percent (2%) reserve (which reserve is adequate) and prompt payment discounts reflected on Schedule 3.9. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.9 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

         3.10 INVENTORY. All inventory of the Company is usable and salable in the ordinary course of business, except for advance orders of inventory that have been disclosed to the Buyer and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis.

         3.11 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.11 of the Disclosure Letter, the Company has no liabilities or obligations of any nature except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.12 TAXES.

         (a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed on or before the Closing Date by or with respect to it pursuant to applicable Legal Requirements, including any Tax Return of any consolidated, unitary or combined group of which the Company is or was a member. Sellers have delivered to Buyer copies of, and Part 3.12 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since 1995. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due on or before the Closing Date pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in
Part 3.12 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

         (b) The United States federal and state income Tax Returns of the Company subject to such Taxes have not been audited by the IRS or relevant state tax authorities, including any Tax Return of any consolidated, unitary or combined group of which the Company is or was a member. Except as described in
Part 3.12 of the Disclosure Letter, the Sellers or Company have not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable. No audit or other proceeding by any Governmental Body is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company.

         (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP and the IRC) and are at least equal to the Company's liability for Taxes imposed with respect to periods ending on or before the Closing Date, including any liability for Taxes of any consolidated, unitary or combined group of which the Company is or was a member and for which the Company could be held liable. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.12 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. The Company is not currently subject to an agreement or requirement to make any adjustment pursuant to
Section 481 of the IRC by reason of any change in any accounting method of the Company and there is no application pending with any Governmental Body requesting permission for any changes in any accounting period. The Company is not a "foreign person" within the meaning of Section 1445(b)(12) of the IRC.

        (d) All Tax Returns filed by the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

        (e) The Company has duly and validly filed an election for Subchapter S corporation status under the IRC and such Subchapter S election has not been revoked or terminated, and, except for the execution of this Agreement, neither the Company nor the Sellers has taken any action which would cause a termination of such Subchapter S election.

        (f) Tax Election.

        (i) Sellers shall join with the Buyer in making an election under Sections 338(g) and 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively a "SECTION 338(h)(10) ELECTION") with respect to the purchase and sale of the Shares. Sellers and Buyer also agree to make the state law equivalent of the Section 338(h)(10) Election wherever such election is available. Buyer shall prepare Forms 8023 and submit them to Sellers for signing. Buyer and Sellers shall fully cooperate in making the Section 338(h)(10) Election and similar available elections pursuant to applicable state and local laws. The parties agree to allocate the deemed purchase price of the assets of the Company pursuant to the procedures in Section 3.12(f)(ii) below. Sellers will pay any Tax attributable to the making of the Section 338(h)(10) Election and, without duplication, indemnify the Buyer against any financial obligations arising out of any failure to pay such Tax. Sellers will also pay any state, local, or foreign Tax and, without duplication, indemnify Buyer against any financial obligations arising out of any failure to pay such Tax attributable to an election under state, local, or foreign law similar to the Section 338(h)(10) Election (or which results from the making of a Section 338(h)(10) Election) with respect to the purchase and sale of the Shares hereunder where the state, local, or foreign tax jurisdiction (A) does not provide or recognize a Section 338(h)(10) Election or (B) does not apply its provisions corresponding to Section 338(h)(10) of the Code to the purchase and sale of the Shares.

        (ii) The Purchase Price, as adjusted, the liabilities of the Company, and any additional contingent consideration paid pursuant to this Agreement, shall be allocated among the assets of the Company as provided in Section 338 of the Code and the Treasury Regulations thereunder. Such allocations shall be as agreed upon by Buyer and Sellers. Upon agreement as to the final allocation, Buyer and Sellers shall not take any position on their respective Tax Returns that is inconsistent with such allocation of the Purchase Price, and Buyer and Sellers shall duly prepare and timely file such reports and information returns as may be required to report the allocation of the Purchase Price pursuant to this Section 3.12(f).

        3.13 NO MATERIAL ADVERSE CHANGE. Except as contained in Part 3.13 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or financial condition of the Company, other than changes that have occurred in the ordinary course substantially consistent with past practice, and to the Company's Knowledge no event has occurred or circumstance exists that may result in such a material adverse change.

        3.14 EMPLOYEE BENEFITS.

        (a) Part 3.14 of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are defined benefit Pension Plans.

        (i) There is not now nor has there ever been a Company Plan which is a Title IV Plan or Multi-Employer Plan or which is otherwise subject to the minimum funding requirements imposed under IRC Section 412 and ERISA Section 302.

        (ii) There is not now nor have there ever been any Collective Bargaining Agreements.

        (iii) There is not now nor have there ever been any Company Plans which are Qualified Plans or Welfare Plans.

        (b) Sellers have delivered to Buyer:

        (i) all documents and related materials including all governmental notices that set forth the terms of each Company Plan or Company Other Benefit Obligation and any related trust; custodial account or other funding vehicle;

        (ii) all personnel, payroll, and employment manuals and policies applicable to employees of the Company;

        (iii) all insurance policies purchased by or to provide benefits under any Company Plan;

        (iv) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation; and

        (v) a reasonably representative sample of notifications to employees of the Company of their rights under ERISA Section 601 et seq. and IRC Section 4980B.

        (c) Except as set forth in Part 3.14 of the Disclosure Letter:

        (i) The Company is in compliance in all material respects with ERISA.

        (ii) Other than claims for benefits submitted by participants or beneficiaries in the ordinary course of business, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to the Company's Knowledge, is Threatened.

        (iii) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC Section 280G or Section 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

        (iv) The consummation of the transactions contemplated by the Transaction Documents will not result in the payment, vesting, or acceleration of any benefit.

        3.15 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

        (a) Except as set forth in Part 3.5 and Part 3.15 of the Disclosure Letter and except for Legal Requirements of the FDA and the FDCA:

        (i) The Company is, and at all times since November, 1994 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

        (ii) To the Company's Knowledge, no event has occurred or circumstance exists that (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature or (C) may result in the imposition of a material lien against the Company or any of its property under any Legal Requirement; and

        (iii) The Company has not received, at any time since November 1994, any written notice or, to Company's Knowledge, any other communication, from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature.

        (b) Part 3.5 and Part 3.15 of the Disclosure Letter contain a complete and accurate list of each material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each material Governmental Authorization listed or required to be listed in Part 3.5 and Part 3.15 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.5 and Part 3.15 of the Disclosure Letter:

        (i) The Company is, and at all times since November 1994 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.5 and Part 3.15 of the Disclosure Letter.

        (ii) To the Company's Knowledge, no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.5 and Part 3.15 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.5 and
    Part 3.15 of the Disclosure Letter.

        (iii) The Company has not received, at any time since November, 1994, any written notice or, to Company's Knowledge, any other communication, from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

        (iv) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.5 and
    Part 3.15 of the Disclosure Letter have been duly filed, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made.

The Governmental Authorizations listed in Part 3.5 and Part 3.15 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

        3.16 LEGAL PROCEEDINGS; ORDERS.

        (a) Except as set forth in Part 3.16 of the Disclosure Letter, there is no pending Proceeding:

        (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

        (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents.

To the Company's Knowledge, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Proceedings listed in
Part 3.16 of the Disclosure Letter will not have a material adverse effect on the business, operations, properties, assets or financial condition of the Company.

        (b) Except as set forth in Part 3.16 of the Disclosure Letter:

        (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

                  (ii) no Seller or Key Employee is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                  (c) Except as set forth in Part 3.16 of the Disclosure Letter:

                  (i) the Company is, and at all times since November, 1994 has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                  (ii) no event has occurred or circumstance exists that may constitute or result in a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                  (iii) the Company has not received, at any time since November, 1994, any written notice or, to Company's Knowledge other communication, from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

                  3.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part 3.17 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

                  (a) change with respect to the existing securities and rights pursuant thereto;

                  (b) amendment to the Articles or By-laws of the Company, except as set forth in Part 3.17 of the Disclosure Letter;

                  (c) except in the ordinary course of business, payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                  (d) except in the ordinary course of business, adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (e) except in the ordinary course of business and consistent with the Company's prior practice, any expense, dividend or other expenditure or transfer of any nature of the Company's cash by or from the Company; provided that (i) the Company may make distributions to the Sellers for the Company's profits during the period January 1, 1999 through March 31, 1999 to the extent that the sum of consolidated cash and 98% of the accounts receivable of the Company exceeds the sum of consolidated accrued expenses and Medicaid payables of the Company calculated using the Interim Balance Sheet (the "DISTRIBUTABLE PROFITS") or (ii) the Company may pay the following expenses from and in reduction of the Distributable Profits, such payments and expenses not to exceed $672,000 in the aggregate: cost of product and general liability insurance covering an extended reporting period, severance pay to Key Employees, and legal and accounting fees and the Company may distribute any remaining Distributable Profits to the Sellers. Sellers shall not be entitled to the benefits of and shall not be liable for any obligations relating to changes in the results of operations or changes in financial condition of the Company from April 1, 1999 through Closing. Nothing contained in this Section 3.17(e) shall entitle Sellers to any distributions relating to any period on or after April 1, 1999;

                  (f) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                  (g) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least Ten Thousand Dollars ($10,000);

                  (h) sale, lease, or other disposition of any asset or property of the Company (other than sales of inventory in the ordinary course of business), or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (i) cancellation or waiver of any claims or rights with a value to the Company in excess of One Thousand Dollars ($1,000);

                  (j) material change in the accounting methods used by the Company; or

                  (k) agreement, whether oral or written, by the Company to do any of the foregoing.

                  3.18 CONTRACTS; NO DEFAULTS.

                  (a) Part 3.18(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                  (i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of Ten Thousand Dollars ($10,000);

                  (ii) each Contract that was out of the ordinary course of business and that involves expenditures, receipts or potential liability of the Company in excess of One Thousand Dollars ($1,000);

                  (iii) each Contract (including any licensing agreement) to which the Company is a party with respect to patents, trademarks, copyrights, or other intellectual property, including Contracts to which the Company is a party with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                  (b) Except as set forth in Part 3.18(b) of the Disclosure Letter, to Company's Knowledge, except as contemplated in the Transaction Documents, no Seller or Key Employee of the Company is bound by any Contract to which the Company is a party that purports to limit the ability of such Seller or Key Employee to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery relating to the business of the Company;

                  (c) Except as set forth in Part 3.18(c) of the Disclosure Letter, each Applicable Contract is in full force and effect, and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Part 3.18(d) of the Disclosure
Letter:

                  (i) the Company is in compliance in all material respects with all applicable terms and requirements of each Applicable Contract;

                  (ii) to Company's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and no such Person has made written demand for such renegotiation.

                  (f) The Applicable Contracts relating to the sale, manufacture, or provision of products by the Company have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  3.19 INSURANCE.

                  (a) Sellers have delivered to Buyer:

                  (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time since November 1994; and

                  (ii) true and complete copies of all pending applications for policies of insurance.

                  (b) Except as set forth in Part 3.19(b) of the Disclosure Letter there are no:

                  (i) self-insurance arrangements by or affecting the Company, including any reserves established thereunder;

                  (ii) contracts or arrangements, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                  (iii) obligations of the Company to third parties with respect to insurance.

                  (c) Part 3.19(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

                  (i) a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of One Thousand Dollars ($1,000), which sets forth:

                           (A)      the name of the claimant;

                           (B) a description of the policy by insurer, type of insurance, and period of coverage; and

                           (C) the amount and a brief description of the claim.

                  (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d) Except as set forth on Part 3.19(d) of the Disclosure
         Letter:

                  (i) All policies to which the Company is a party or that provide coverage to any Seller, the Company, or any director or officer of the Company:

                           (A)      are valid, outstanding, and enforceable;

                           (B) are issued by an insurer that is financially sound and reputable, as Buyer in its discretion may determine;

                           (C) taken together, provide reasonable insurance coverage for the assets and the operations of the Company;

                           (D) are sufficient for compliance with all Legal Requirements and Applicable Contracts to which the Company is a party or by which any of them is bound;

                           (E) will be in full force and effect upon the consummation of the transactions contemplated by the Transaction Documents; and

                           (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

                  (ii) The Sellers or Company have not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                  (iii) The Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                  (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

         3.20 ENVIRONMENTAL MATTERS. Except as set forth in part 3.20 of the Disclosure Letter:

         (a) The Company is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law.

         (b) There are no pending or, to the Company's Knowledge, Threatened, claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets in which the Company has or had an interest.

         (c) The Sellers or Company have not received any communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities.

         (d) There are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained on the Facilities. The Company has not permitted or conducted, and to Company's Knowledge no Hazardous Activity has been conducted, with respect to the Facilities.

         (e) There are no reports, studies, analyses or tests possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

         3.21 EMPLOYEES.

         (a) Part 3.21 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company: job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, insurance, medical, welfare, vacation or any other plan or Other Benefit Obligations. There are no employees on leave of absence or layoff status.

         (b) Except as set forth in the Transaction Documents, no employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("PROPRIETARY RIGHTS AGREEMENT") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or (ii) the ability of the Company to conduct its business.

         (c) Part 3.21 of the Disclosure Letter also contains a complete and accurate list of the names and respective benefits, in any form, for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the.

         3.22 LABOR RELATIONS; COMPLIANCE. There is no Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or their premises, or (c) any application for certification of a collective bargaining agent.

         The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

         3.23 INTELLECTUAL PROPERTY. Part 3.23 of the Disclosure Letter contains a complete and accurate list and summary description of all patents, trademark, trade names, service marks, copyrights, proprietary software, trade secrets, and know-how, owned, used or licensed by the Company (the "INTELLECTUAL PROPERTY ASSETS"). The Intellectual Property Assets owned by the Company, listed in Part
3.23 of the Disclosure Letter, are free and clear of all Encumbrances, other than claims of licensors identified in Part 3.23 of the Disclosure Letter.

         (a) To the Company's actual knowledge, the Company is not in default under, and has not received any written notice of any claim of infringement or any other claim or proceeding relating to any Intellectual Property Assets. Except as set forth in the Transaction Documents and in Part 3.23 of the Disclosure Letter, no present or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property Asset. Except as set forth in Part 3.23 of the Disclosure Letter, to the Company's actual knowledge, the Company has taken all steps reasonably necessary to ensure the validity and enforceability of its Intellectual Property Assets. Except as set forth in Part
3.18 of the Disclosure Letter, there are no confidentiality or non-disclosure agreements to which the Company or to Company's Knowledge any Key Employees of the Company is a party which relate to the Intellectual Property Assets. To the Company's actual knowledge, having made no infringement searches, the Company has not used or sold and does not use or sell in its business any information, processes, or things which have violated or do violate the trademark rights, trade secret rights or copyrights of others. To the Company's actual knowledge, having made no patent infringement searches, the Company has not used or sold and does not use or sell in its business any information, processes or things which have infringed or do infringe the patent rights of others. The Company has not received any notification, warning, threat of civil action, or other written notice that the Company has violated or is violating the patent, copyright, trademark or trade secret rights of others. To the Company's actual knowledge and other than as set forth in Part 3.23 of the Disclosure Letter, having made no patent infringement searches, there are no pending patent applications owned by any third parties which, if granted, would be infringed by the Company's current operations.

         (b) With regard to those Intellectual Property Assets that relate directly to urea cycle disorders, except as set forth in Part 3.23 of the Disclosure Letter (i) the Company is not in default under, and has not received any written notice of any claim of infringement or any other claim or proceeding; (ii) no present or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part; (iii) the Company has taken all steps reasonably necessary to ensure validity and enforceability; (iv) except as set forth in
Part 3.18 of the Disclosure Letter, there are no confidentiality or non-disclosure agreements to which the Company or any Key Employees of the Company is a party; (v) the Company has not used or sold and does not use or sell in its business any information, processes or things which have infringed or do infringe the patent rights of others; and (vi) to the Company's actual knowledge, having made no patent infringement searches, there are no pending patent applications owned by any third parties which, if granted, would be infringed by the Company's current operations.

         (c) The Company has not used, sold or developed any patents, trade secrets or copyrights other than the Intellectual Property Assets.

         3.24 CERTAIN PAYMENTS. The Company or its directors, officers, agents, or employees, or any other Person associated with or acting for or on behalf of the Company, have not directly or indirectly (a) made any illegal contribution or payment to any Person, private or public, regardless of form, whether in money, property, or services, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.25 DISCLOSURE. No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         3.26 BROKERS OR FINDERS. Except for Corporate Development Specialists Inc. (all of the fees and expenses of which shall be paid by the Sellers), the Company, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

                  4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                  4.2 AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer will cause the Company to execute and deliver the Consulting Agreement, the Noncompetition Agreements and the Confidentiality Agreements (collectively, the "BUYER'S CLOSING DOCUMENTS"). Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                  (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by the Transaction Documents will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by the Transaction Documents pursuant to:

                  (i) any provision of Buyer's Organizational Documents;

                  (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) any Legal Requirement or Order to which Buyer may be subject; or

                  (iv) any material Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Part 4.2 of the Disclosure Letter, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by the Transaction Documents.

                  4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act.

                  4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents. To Buyer's knowledge, no such Proceeding has been Threatened.

                  4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

                  4.6 WAIVERS OF FUTURE USER FEES. Buyer has actual knowledge that Sellers have informed Buyer that after the consummation of the transfer of the Shares as contemplated by this Agreement, the Buyer and the Company may not be able to obtain waivers of certain future user fees based on the size or assets of the Company.

         4.7 CHARGES FOR IV DRUG. Buyer has actual knowledge that Sellers have informed Buyer that after the consummation of the transfer of the Shares as contemplated by this Agreement, the Buyer and the Company may not be permitted to charge for the IV Drug with respect to compassionate IND sales.

                                   ARTICLE V
                               COVENANTS OF BUYER

         5.1 FDA DRUG FILING.

         (a) Buyer will at all times after Closing until the payment under
Section 2.2(b) is made to the Sellers use reasonable best efforts to promptly complete and diligently pursue the NDA filing and FDA approval process for the IV Drug ("DRUG FILING PROCESS"). Buyer acknowledges that the costs associated with the Drug Filing Process may exceed the accrued expenses reflected on the Interim Balance Sheet for such purposes. Buyer will keep a designated representative of the Sellers reasonably informed of the status of the Drug Filing Process. In the event of a dispute regarding the Buyer's use of reasonable best efforts in diligently pursuing the Drug Filing Process, the Seller's designated representative may elect to have an independent consultant reasonably acceptable to both Buyer and Sellers review the status of the Drug Filing Process. Buyer shall use reasonable best efforts to follow such consultant's recommendations. Disputes regarding the Buyer's compliance with this Section 5.1(a) shall be subject to arbitration pursuant to Section 7.5 and in the event of a finding by the arbitrator that the Buyer has not complied in all material respects with its obligations contained in this Section 5.1(a), all amounts payable pursuant to Section 2.2(b) shall be immediately due and payable.

         (b) If Buyer, after complying in all material respects with its obligations contained in Section 5.1(a), has not obtained FDA approval for the IV Drug on or prior to the fourth anniversary of the Closing Date, Buyer may (i) continue to seek FDA approval for the IV Drug in accordance with its obligations under Section 5.1(a), (ii) pay to the Sellers the amounts set forth in Section 2.2(b) in full satisfaction of Buyer's obligations under Sections 2.2(b) and 5.1 or (iii) surrender all rights and information relating to the IV Drug or the IV NDA to Sellers in full satisfaction of Buyer's obligations under Sections 2.2(b) and 5.1.

         5.2 RAW MATERIAL SUPPLY. Within 30 days of the Closing Date, Buyer shall cause the Company to place purchase orders on an expedited delivery basis with the Company's current bulk drug substance supplier such that if the orders are properly satisfied on a timely basis, Buyer will be provided with an "uninterrupted supply of the Drug" (as defined in Section 2.2(c)). Buyer shall cause the Company to pay all invoices incurred at the Company's sole cost and on a timely basis.

         5.3 POST-CLOSING FILINGS. Buyer shall be responsible for all filings of the Company with Governmental Bodies that become due after the Closing Date (other than those relating to Sellers).

                                   ARTICLE VI
                            INDEMNIFICATION; REMEDIES

         6.1 SURVIVAL; RIGHT TO INDEMNIFICATION. All representations, warranties, covenants, and obligations in this Agreement and the Disclosure Letter will survive the Closing for a period of three (3) years, except for (i) all representations, warranties, covenants and obligations in Sections 3.5 and
3.15 and the Disclosure Letter Sections 3.5 and 3.15, which will survive the Closing for a period of 30 months and (ii) unpaid Taxes which shall survive the Closing for the applicable statute of limitations and (iii) matters concerning title to the Shares, which will survive the Closing without limitation. Except as otherwise set forth in Section 6.2, the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation by the Buyer prior to or after the Closing, or information capable of being acquired prior to the Closing, except to the extent that the Buyer had been informed in writing by Sellers or the Company prior to the Closing Date or to the extent Buyer had actual knowledge (but only to the extent of such knowledge) prior to the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

         6.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. By virtue of their execution of this Agreement, each of the Sellers shall be deemed to have agreed that, subject to the provisions of this Article VI, each of the Sellers, severally, will indemnify and hold harmless Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS") for, and each of the Sellers will pay to the Indemnified Persons Twenty-Five Percent (25%) of the amount of, any actual loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by the Company or the Sellers in this Agreement;

         (b) any Breach by the Company or any Seller of any covenant or obligation of the Company or such Seller in this Agreement;

         (c) any product sold, shipped or manufactured by, or any services provided by, the Company prior to the Closing Date except to the extent that any Damages are covered by insurance of the Company; or

         (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated by the Transaction Documents.

         6.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (c) any product sold, shipped or manufactured or any services provided by the Company subsequent to the Closing Date except to the extent that any Damages are covered by insurance, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated by the Transaction Documents.

         6.4 PROCEDURES FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

         (a) Promptly after receipt by an indemnified party of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in this Section 6.4 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume and control the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense (and settlement, upon obtaining the prior written consent of the indemnified party) of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding,
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent; and (iii) the indemnifying party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within fifteen (15) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense and control the defense and settlement of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding to which indemnification is applicable or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court (with right of removal to federal court) in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the United States.

         6.5 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Such claims shall be resolved in accordance with the procedures of Section 7.5 of this Agreement.

         6.6 RIGHT OF SET-OFF. In the event that any indemnification claim has been made by Buyer against any Seller or Sellers prior to or when a Purchase Price payment becomes due as set forth in Section 2.2 herein, Buyer shall be entitled to withhold the amount of such indemnification claim (or portion thereof) that is not subject to dispute by the Sellers. To the extent all or any portion of such indemnification claim is subject to dispute when a Purchase Price payment is due, Buyer shall deposit cash in the amount of such indemnification claim subject to dispute in escrow in accordance with the terms of the Escrow Agreement. The amount deposited in escrow pursuant to this Section
6.6 shall be held pursuant to the terms of the Escrow Agreement pending the resolution of the dispute in accordance with the dispute resolution procedures set forth in this Agreement. The parties shall in good faith select a mutually agreeable bank doing business in Delaware as escrow agent.

         6.7 LIMITATION. Notwithstanding anything to the contrary contained herein, neither the Buyer nor the Sellers (as a group) shall be entitled to indemnification from any Seller or the Buyer, respectively, for Damages except and to the extent that such Damages, in the aggregate, exceed the amount of One Hundred Thousand Dollars ($100,000).

         6.8 MAXIMUM LIABILITY. The indemnification rights provided in this
Article VI shall be the exclusive remedy for the breach by any party of any representation, warranty, covenant or obligation by such party in this Agreement. The parties hereby agree that (a) the maximum aggregate liability of any Seller under this Article VI shall in no event exceed such Seller's pro rata portion of the Purchase Price received by such Seller or to which such Seller would be entitled to be paid but for the provisions of this Article VI and (b) the maximum aggregate liability of Buyer under this Article VI shall in no event exceed Twenty Four Million Dollars ($24,000,000), not including any unpaid portions of the Purchase Price.


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
                                  ARTICLE VII
                               GENERAL PROVISIONS

         7.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by the Transaction Documents, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

         7.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by the Transaction Documents will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer or Sellers, as the case may be, in advance or required by Legal Requirements, prior to the Closing, Sellers and Buyer shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated by the Transaction Documents, and Buyer will have the right to be present for any such communication.

         7.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the transactions contemplated by the Transaction Documents, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by the Transaction Documents, or
(c) the furnishing or use of such information is required by legal proceedings. If the transactions contemplated by the Transaction Documents are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         7.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, with written confirmation of receipt, (b) sent by telecopier, with written confirmation of receipt, provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                 Buyer:

                          Medicis Pharmaceutical Corporation
                          4343 East Camelback Road, Suite 250
                          Phoenix, Arizona 85018-2700
                          Attention: Jonah Shacknai, Chairman and CEO
                          Facsimile No.:  (602) 808-3874

                 With a copy to:

                          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                          1700 Pacific Avenue
                          Suite 4100
                          Dallas, Texas  75201
                          Attention:  Alan M. Utay
                          Facsimile No.:  (214) 969-4343

                 The Company:

                          Ucyclyd Pharma, Inc.
                          500 McCormick Drive, Suite J
                          Glen Burnie, Maryland  21031
                          Attention:  President
                          Facsimile No.: (410) 785-2465

                 with a copy to each Seller and his/her counsel and to:

                          Kauffman and Forman, P.A.
                          401 W. Pennsylvania Avenue
                          Towson, Maryland  21204
                          Attention:  Bruce E. Kauffman, Esquire
                          Facsimile No.:  410-296-7349

                 Sellers:

                          Syed E. Abidi
                          9 Timberwood Court
                          Hunt Valley, Maryland  21030
                          Attention:  Syed E. Abidi, Ph.D.
                          Facsimile No.: (410) 785-2465

                 with a copy to:

                              James S. Jacobs
                              Jacobs & Dembert, P.A.
                              One South Street, Suite 1910
                              Baltimore, Maryland  21202-3201

                              Facsimile No.:  (410) 752-8105

                          William Brusilow, Ph.D.
                          1411 Iroquois Street
                          Detroit, Michigan  48214
                          Facsimile No.:  (313) 577-2765

                          Susan E. Brusilow Solomon, CFRE
                          5230 Elliott Road
                          Bethesda, Maryland 20816
                          Facsimile No.:  (301) 263-0765

                 with a copy to:

                              John B. Ward, Jr.
                              Thomsen and Burke LLP
                              One North Charles Street, Suite 400
                              Baltimore, Maryland  21201
                              Facsimile No.:  (410) 783-0710

                          Norbert L. Wiech, Ph.D.
                          10 Overshot Court
                          Phoenix, Maryland  21131
                          Facsimile No.:  (410) 683-4523

                 with a copy to:

                              M. Peter Moser
                              Piper & Marbury L.L.P.
                              36 South Charles Street
                              Baltimore, Maryland  21201-3018
                              Facsimile No.:  (410) 576-5050


         7.5 DISPUTE RESOLUTION.

         (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of this Agreement or the rights of any party for indemnification hereunder (each, a "CLAIM"), shall be submitted for resolution in the first instance to one or more Persons designated by Sellers, for Sellers and the Chief Executive Officer of Buyer for Buyer.

         (b) If any Claim cannot be resolved by the individuals designated in
Section 7.5(a) within thirty (30) days after being submitted to them, and except for the right of any party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or to prevent irreparable harm pending the selection and confirmation of an arbitrator in accordance herewith, such Claim shall be settled by arbitration in accordance with the

Commercial Arbitration Rules (the "RULES") of the American Arbitration Association (the "AAA") in effect on the day the arbitration is commenced in accordance with this Agreement, except as modified by this Section 7.5. After expiration of such thirty (30) day period, any party may commence arbitration by serving upon the other party a written demand for arbitration sent by a courier service of internationally recognized reputation, in accordance with this Agreement, with a copy of the same delivered by a courier service of internationally recognized reputation, to the AAA regional office in which either party is then located. The number of impartial arbitrators shall be three if the parties cannot within thirty (30) days of the first demand for arbitration agree on one impartial arbitrator. In the event that either party shall fail to appoint an arbitrator within thirty (30) days after the commencement of the arbitration proceeding, such arbitrator(s) shall be appointed by the AAA in accordance with the Rules. The arbitration award shall be rendered by a majority of the members of the board of arbitration. Except as expressly provided in Section 7.5 hereof, the arbitrator(s) shall not be entitled to modify this Agreement or the transactions contemplated herein. The arbitration proceeding shall be conducted in the English language and shall be brought in Delaware unless the parties agree in writing to conduct the arbitration in another location. The AAA shall have jurisdiction over all parties to this Agreement for purposes of the arbitration.

         (c) The arbitration decision shall be final and binding and shall not be appealable to any court in any jurisdiction. The prevailing party may enter such decision in any court having competent jurisdiction.

         (d) Any statute of limitations or other equitable or legal doctrine which would otherwise be applicable to any action brought by either of the parties shall be applicable in the arbitration. In the event any party to this Agreement files a petition under the bankruptcy laws of the United States or has a petition filed against it which results in an order for relief or other indicia that a bankruptcy case has commenced, it is the express intention of the parties that this Agreement shall control and be enforced in accordance with its terms and conditions that any Claim shall remain subject to arbitration to the maximum extent permitted by law.

         (e) A court reporter shall record the arbitration hearing, and the reporter's transcript shall be the official record of the proceedings.

         (f) The arbitrator(s) shall have the authority to grant injunctive relief in form substantially similar to that which would otherwise be granted by a court.

         (g) The arbitrator(s) shall have no authority to award punitive damages. The arbitrator(s) shall specify the basis for any award and the types of any damages awarded. Any prevailing party (as determined by the arbitrator(s)) shall be awarded reasonable attorneys' fees, expert witness costs and expenses, and all other costs and expenses incurred in connection with the proceedings, unless the arbitrator(s) shall for good cause determine otherwise.

         (h) Upon the request of any party, the arbitrator(s) shall have the authority to permit discovery to the extent they deem appropriate, provided that absent extraordinary circumstances, depositions may be allowed only for the purposes of preserving evidence or filing in the hearing in lieu of the witness's appearance in person.

         (i) The arbitrators shall issue a final award not more than thirty (30) days following the conclusion of the hearing.

         (j) The arbitrator(s) shall be entitled to receive reasonable compensation at an hourly or daily rate to be established between the arbitrators and the AAA and made known to the parties in advance. If required by the arbitrators, Buyer on the one hand, and Sellers, on the other, will deposit with the AAA an equal share of the total anticipated fee of the arbitrators in an amount to be estimated by the AAA. The non-prevailing party or parties (as determined by the arbitrator(s)) in the proceedings shall be ordered to pay, and shall have the ultimate responsibility for, all arbitrator(s)' fees and the fees of the AAA and such fees shall be included in the award to be entered against the non-prevailing party.

         (k) Notwithstanding any other provision of this Agreement, any party may apply to a court of competent jurisdiction within the United States, for an order in true nature of a temporary restraining order or preliminary injunction for purposes of maintaining the status quo pending the final resolution of any dispute pursuant to the arbitration provisions hereof.

         (l) Each party consents to the jurisdiction and administration of the AAA for purposes of the arbitration proceedings contemplated herein. Buyer expressly agrees that in any arbitration under a Noncompetition Agreement any Seller may join Buyer as a party to such arbitration.

         7.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         7.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         7.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated November 3,
1998) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         7.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         7.10 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the Agreement will remain in effect but shall be reformed and construed so as to as nearly as possible give effect to the intent of the parties in entering into this Agreement.

         7.11 ARTICLE AND SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article", "Articles", "Section" or "Sections" refer to the corresponding Article, Articles, Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         7.12 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         7.13 GOVERNING LAW. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

         7.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                BUYER:

                                MEDICIS PHARMACEUTICAL CORPORATION

                                By:   /s/ Mark A. Prygocki, Sr.
                                      ------------------------------------------
                                Name: Mark A. Prygocki, Sr.
                                      ------------------------------------------
                                Title: Chief Financial Officer
                                      ------------------------------------------


                                THE COMPANY:

                                UCYCLYD PHARMA, INC.

                                By:   /s/ Syed E. Abidi
                                      ------------------------------------------
                                Name: Syed E. Abidi
                                      ------------------------------------------
                                Title: Co-President
                                      ------------------------------------------

                                By:   /s/ Susan E. Brusilow
                                      ------------------------------------------
                                Name: Susan E. Brusilow
                                      ------------------------------------------
                                Title: Co-President
                                      ------------------------------------------

                                SELLERS:

                                /s/ Syed E. Abidi
                                ------------------------------------------------
                                SYED E. ABIDI

                                /s/ William Brusilow
                                ------------------------------------------------
                                WILLIAM BRUSILOW

                                /s/ Susan E. Brusilow
                                ------------------------------------------------
                                SUSAN E. BRUSILOW

                                /s/ Norbert L. Wiech
                                ------------------------------------------------
                                NORBERT L. WIECH


38